                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered by and between Columbia State Bank, a Washington banking corporation ("Columbia Bank") together with Columbia Banking System, Inc., a Washington corporation ("CBSI") (collectively, the "Employer"), and DON L. HIRTZEL (the "Executive"). This Agreement shall become effective as of October 31, 2000.

                                    RECITALS

     A. Executive has until recently been serving as a Senior Vice President and Regional Manager of another financial institution doing business in King County, Washington.

     B. Employer plans to substantially increase its level of business activity in King County and desires to assure itself of the exclusive services of Executive to act as Executive Vice President and Northern Region Manager of Columbia Bank under the terms of this Agreement.

     C. Executive desires to accept this management position under the terms of this Agreement.

     In consideration of the mutual promises made in this Agreement, the parties agree as follows:

                                    AGREEMENT

     1.   Employment.

     Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Agreement.

     2.   Term.

     The term of this Agreement will commence as of October 31, 2000, and will continue until December 31, 2003, unless extended or sooner terminated as provided in this Agreement.

     3.   Duties.

          (a) Executive will serve as Executive Vice President of Columbia Bank and Manager of the Northern Region of the Bank, headquartered in the metropolitan area of Seattle/Bellevue, Washington. In such capacity, and subject to the authority of the Chief Executive Officer and the Boards of Directors of Columbia Bank and CBSI (separately or collectively, the "Board" as applicable), as appropriate, Executive will render the executive management services and perform such tasks in connection with the affairs of Columbia Bank and CBSI that are normal and customary to the positions that he holds.

          (b) Executive will perform such other duties as may be appropriate to his position and as may be prescribed from time to time by the Chief Executive Officer of the Board, or that are provided in the Bylaws of Columbia Bank of CBSI.

          (c) Executive will devote his best efforts and all necessary time, attention, and effort to the business and affairs of Employer and its affiliates, as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge his responsibilities under this Agreement.

     4.   Salary, Bonus, and Other Compensation.

          4.1  Salary.

               (a) During the term of this Agreement, Employer will pay Executive an annual (calendar year) base salary of not less than $150,000 per year (payable at the rate of $12,500 per month) beginning October 31, 2000.

               (b) Columbia Bank will guarantee payment of any portion of Executive's compensation that may be allocated to a subsidiary of CBSI.

               (c) If this Agreement terminates prior to December 31, 2003, then Employer will pay Executive such greater or lesser amount of the agreed compensation as provided in Section 5.

          4.2  Bonus.

               (a) Executive will be paid $50,000 as a signing bonus. The payment will be made on the first business day following January 1, 2001. Executive agrees to forfeit the signing bonus in the event that he terminates his employment without good reason prior to December 31, 2001.

               (b) Executive will be eligible to participate in the bonus pools, if any, that the Board may establish for senior executives, either under an executive incentive plan or otherwise. Executive will be eligible to receive such bonuses up to 35% of base salary if annual financial targets are met.

          4.3  Stock Options and Stock Grant

               (a) Executive will be awarded an option to purchase 15,000 shares of the common stock of CBSI. The exercise price will be the price at the close of business on the effective date of this Agreement. The shares will vest upon completion of three years employment and the Executive will have five years from the date of vesting in which to exercise the options. Earlier vesting will occur in the event that Executive is terminated without cause prior to the term of this Agreement.

               (b) Executive will be awarded 5,000 restricted shares of CBSI common stock. The award will be evidenced by a Restricted Stock Award Agreement in form acceptable to CBSI and will require that the Executive remain a Senior Executive of Employer for five years from the date of grant before the restrictions lapse and that the shares will be held in escrow pending completion of that requirement. If Executive is dismissed without cause before that date, all restrictions will lapse, the escrow will be terminated and the shares will belong to Executive free of all restrictions imposed on behalf of Employer.

          4.4 Benefits. In addition to the base salary and bonus payable or potentially payable to Executive pursuant to this Section 4, Executive will be entitled to receive benefits similar to those offered to other senior executives of Employer. During the year 2001, Executive will receive a car allowance of $4,300, a parking allowance of $1,920 and $5,028 reimbursement of country club dues.

     5.   Termination of Agreement.

          5.1  Early Termination.

               (a) This Agreement may be terminated at any time by the Board of Employer or by Executive, and it shall terminate upon Executive's death or disability. Any termination by the Board of Employer other than termination for cause (as defined below) shall not prejudice Executive's right to compensation or other benefits under this Agreement. Except as provided in Section 7, if Executive voluntarily terminates his employment before December 31, 2003, he will be entitled only to such payments as he would have the right to receive upon termination for cause under subsection 5.l(b).

               (b) Except as provided in Section 7, if Employer terminates his Agreement without cause, Employer shall pay Executive upon the effective date of such termination all salary earned, benefits accrued and all reimbursable expenses hereunder incurred through such termination date and, in addition, liquidated damages in an amount equal to the greater of (i) two years' salary, or (ii) salary for the then-remaining term of the Agreement payable hereunder. If Employer terminates this Agreement for cause, Employer shall pay Executive upon the effective date of such termination only such salary earned, benefits accrued and expenses reimbursable hereunder incurred through such termination date. Executive shall have no right to receive compensation or other benefits for any period after termination for cause.

               (c)  For purposes of this Agreement, the term "cause" shall mean
                    (i) willful misfeasance or gross negligence in the performance of his duties; (ii) conduct demonstrably and significantly harmful to Employer or a financial institution subsidiary); or (iii) conviction of a felony. For purposes of this Agreement, "disability" shall mean a medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement. The Board or the Compensation Committee of the Board ("Committee"), acting in good faith, shall make the final determination of whether Executive is suffering under any disability as herein defined and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by Executive and the Board or the Committee at Employer's expense.

          5.2 Obligations. Except as otherwise provided in Section 4 or Section 7 or in a particular option grant, Executive's rights, if any, to vested but unexercised stock options will continue for a period of one year after early termination, other than termination for cause and Executive's unvested stock options, if any, shall terminate immediately.

     6.   Restrictive Covenant.

          6.1  Noncompetition.

               (a) Executive agrees that except as otherwise set forth in this Agreement, he will not, during the term of this Agreement and for a period of two years after the later of (i) expiration of the term of this Agreement, or (ii) completion of service as an active officer of CBSI or Columbia Bank, directly or indirectly, become interested in, as principal shareholder, director or officer, any financial institution (other than an institution controlled by, controlling, or under common control with Employer and its affiliates) that competes within the State of Washington with Employer or any of its affiliates, with respect to activities of the type performed by such companies within such service area immediately prior to Executive's termination.

               (b) The restrictions concerning competition after termination as contained in this Section 6.1 shall apply only in the event that Executive voluntarily terminates employment with Employer without good reason. For purposes of this Agreement, termination for "good reason" shall mean termination by Executive as a result of any material breach of this Agreement by Employer, or any substantial diminution of duties of Executive by the Board of either Columbia Bank or CBSI. The provisions restricting competition by Executive may be waived by the Employer.

          6.2  Noninterference. During the noncompetition period described in
Section 6.1, Executive shall not solicit or attempt to solicit any other employee of Employer or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between Employer and any other employee of Employer or its affiliates.

          6.3 Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenants set forth above is unreasonably broad, the parties authorize such court or administrative body to narrow the covenants so as to make it reasonable, given all relevant circumstances, and to enforce such revised covenants. The covenants in this paragraph shall survive termination of this Agreement.

     7.   Change of Control.

          7.1 Benefits. The parties recognize that a "change of control" of Employer (as defined in Section 7.2) could be detrimental to Executive's continued employment. Accordingly, in order to give further assurances to the Executive to enter into this Agreement, if:

               (a)  There is a change of control; and either;

               (b) Within 730 days of such change in control, Executive terminates his employment with Employer; or

               (c) At any time from and after sixty days prior to the public announcement by Employer of a transaction that will result in the change of control, Employer (or its successor) terminates Executive's employment without cause, then Executive, as of the date of termination of his employment, subject to the remaining provisions of this Section 7.1, shall be paid or provided with: (i) continued payment of his base salary, the pro-rata portion of any incentive payment expected to be received for the year when termination occurs and all benefits provided for in this Agreement until two years following termination or December 31, 2003, whichever is longer; and (ii) vesting of all stock options and lapse of all restrictions with respect to any restricted stock awards shall occur. The provisions of this Section 7.1 shall survive expiration of the term of the Agreement.

          7.2 Definitions. For purposes of this Agreement, the term "change of control" shall mean the occurrence of one or more of the following events:

               (a) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of CBSI's outstanding common stock;

               (b) Replacement of a majority of the incumbent directors of CBSI by directors whose elections have not been supported by a majority of the Board of company; or

               (c) Dissolution or sale of fifty percent or more in value of the assets, of either CBSI or Columbia Bank.

     8.   Miscellaneous.

          8.1 This Agreement contains the entire agreement between the parties with respect to Executive's employment with Employer and his covenant not to compete with Employer and its affiliates, and is subject to modification or amendment only upon amendment in writing signed by both parties.

          8.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties, except that Employer's rights and obligations may not be assigned. The provisions of Section
6.1 of this Agreement are intended to confer upon CBSI and its subsidiaries and affiliates the benefits of Executive's covenant not to compete.

          8.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

          8.4 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules ("MAR") adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney's fees to the prevailing party or parties.

          8.5 Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

                  Employer:              1102 Broadway
                                         Tacoma, WA 98402

                  Executive:             //Address of record//

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on October 31, 2000.

                                         COLUMBIA STATE BANK

                                         By: /s/ Melanie J. Dressel
                                            ------------------------------------
                                         Melanie J. Dressel
                                         Its President and CEO


                                         COLUMBIA BANKING SYSTEM, INC.

                                         By: /s/ J. James Gallagher
                                            ------------------------------------
                                         J. James Gallagher
                                         Its Vice Chairman and CEO


                                         EXECUTIVE

                                             /s/ Don L. Hirtzel
                                         ---------------------------------------
                                         Don L. Hirtzel